Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

Deborah S. Lorenz

Vice President, Investor Relations and

Corporate Communications

Lipid Sciences, Inc.

925-249-4031

dlorenz@lipidsciences.com

FOR IMMEDIATE RELEASE:

MARCH 13, 2007

LIPID SCIENCES, INC. REPORTS FINANCIAL RESULTS

FOR THE FOURTH QUARTER AND YEAR-END 2006

New Data Validating Lipid Sciences’ HDL Selective Delipidation Process Presented at CRT 2007

PLEASANTON, Calif., March 13, 2007 — Lipid Sciences, Inc. (Nasdaq:LIPD) today reported financial results for the fourth quarter and year-ended December 31, 2006.  For the fourth quarter of 2006, the Company reported a net loss of $2.7 million, or $0.08 per share on a basic and diluted basis.  This compares with a net loss of $2.6 million, or $0.10 per share, on a basic and diluted basis, for the same period in 2005.

Operating expenses for the fourth quarter reflected a 3% decrease in research and development expenditures from the same period of the previous year.  This decrease is related to the clinical trial for HDL Selective Delipidation being conducted at the Washington Hospital Center, as the start-up costs of the trial were incurred in the fourth quarter of 2005 and were greater than the ongoing implementation costs.  The 17% increase in SG&A is due to the increase in non-cash stock compensation expense as a result of the Company’s adoption of FAS 123(R).  FAS 123(R) requires the recognition of the fair value of employee stock options in the income statement, rather than as a pro forma disclosure, as allowed in prior periods.

For the year ended December 31, 2006, the Company reported a net loss of $11.2 million, or $0.38 per share, on a basic and diluted basis.  This compares with a net loss of $10.2 million or $0.40 per share on a basic and diluted basis, for the prior fiscal year.

For the year ended December 31, 2006, operating expenses increased by 11% to $11.8 million up from $10.7 million in the previous year.  Research and development expenses, which accounted for 64% of the Company’s operating expenses for the year ended December 31, 2006, increased 5% to $7.6 million from $7.1 million for the same period in 2005.  The increase was primarily attributed to costs surrounding the launch and ongoing implementation of the clinical trial, legal fees related to protection and expansion of the Company’s patent portfolio, and non-cash stock compensation expense related to the implementation of FAS 123(R) in the first quarter of 2006.

At December 31, 2006, the Company had approximately $16.7 million in cash, cash equivalents, and short-term investments.  This total reflects gross proceeds of approximately $6.2 million from the Company’s private placement that closed in December 2006.  The Company anticipates that sufficient capital is available to fund its operations, including current development projects, to the second half of 2008.

Dr. S. Lewis Meyer, President and Chief Executive Officer, noted, “Compelling new data presented at the recent Cardiovascular Revascularization Therapies:  CRT 2007 Symposium highlighted that, in a clinical trial setting, Lipid Sciences’ HDL Selective Delipidation process consistently and reliably creates a high concentration of a modified form of HDL, or ‘good cholesterol’.  This modified form of HDL was shown to be significantly more effective in removing cholesterol from cells because it contained approximately 28 times more pre-beta, or scavenger, HDL than undelipidated plasma.  Based on this strong scientific data, we are highly confident that our HDL Selective Delipidation therapy could have a profound impact on the treatment regimen of cardiovascular disease in the critical Acute Coronary Syndrome (ACS) patient population.”

Dr. Meyer continued, “In our ‘first in man’ trial, currently underway at the Washington Hospital Center in Washington, D.C.,  82 patients consented to be part of this trial to date, and 14 met the stringent inclusion criteria and are enrolled.  The plasma infusions are well tolerated by all.  A total of 30 stable ACS patients will be recruited into this trial.  At the current rate of enrollment, we anticipate concluding this trial during the second half of 2007 and plan to initiate a follow-on effectiveness trial in early 2008.”

Selectively Delipidated HDL Significantly More Effective in Removing Cholesterol from Cells Than Naturally-Occurring HDL—New Data Presented at CRT 2007

New data was presented at the Cardiovascular Revascularization Therapies: CRT 2007 Symposium highlighting the scientific basis of Lipid Sciences’ proprietary HDL Selective Delipidation process that is currently being evaluated in a clinical trial setting at the Washington Hospital Center (WHC).

At the conclusion of his presentation, “The Torcetrapib Story: Do HDL Cholesterol-Raising Therapies Still Have a Future?” Dr. H. Bryan Brewer, Jr., Chief Scientific Director of Lipid Sciences commented, “With the recent setback in the clinical trial of the CETP inhibitor, Torcetrapib, the field of HDL Therapy is now wide open for novel solutions to address the significant unmet clinical need in the treatment of cardiovascular disease.  Statistics show that 80% of Acute Coronary Syndrome patients have one or more ruptured plaques in addition to the culprit lesion that brought them to the hospital initially.  Furthermore, more than 1 in 5 of these patients will experience a second coronary event within 24 months.  Lipid Sciences is well positioned to respond to this potential opportunity with the development of two new therapeutic tools for the cardiology community—a medical device and an HDL Mimetic Peptide—both intended to enhance the reverse cholesterol transport process with the goal of plaque regression in the cardiovascular system.”

For additional information about the data presented at CRT 2007, please read our press release dated March 8, 2007 which can be found on our website at www.lipidsciences.com.

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications, in which lipids, or fat components, play a key role.  The Company’s HDL Therapy platform (HDL Selective Delipidation and HDL Mimetic Peptides)  aims to develop treatments to reverse atherosclerosis, a systemic disease of the blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries. Regression of such plaques may have a major impact on reducing the risk of acute coronary events.  The Company’s Viral Immunotherapy platform focuses on the removal of the lipid coatings from lipid-enveloped viruses and other lipid-containing infectious agents by applying Lipid Sciences’ proprietary delipidation technologies.  The Company believes that removing the virus’ protective lipid coating enhances the processing and presentation of viral proteins to stimulate the body’s immune system to effectively fight the disease.  Conditions that could potentially be impacted by these technologies include HIV, Hepatitis B and Hepatitis C, West Nile, SARS, influenza, and a broad range of animal health applications.

Forward-Looking Statements:  This release contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact.  The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release.  Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements.  Readers are referred to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  In addition to those risk factors, other factors that could cause actual results to differ materially include the following:  Our inability to obtain adequate funds; the significant losses we have incurred to date, and our expectation that we will incur substantial losses in the future; the failure of our technologies to prove safe or effective; our inability to obtain regulatory approval for our technologies, which is only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International B.V.; our reliance on collaborations with strategic partners and consultants; competition in our industry, including the development of new products by others that may provide alternative or better therapies; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; acceptance of our potential products by healthcare providers and patients; our exposure to product liability claims; and our dependence on key personnel.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q.  Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.  Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com.  If you would like to receive our press releases via email, please contact: info@lipidsciences.com.

Lipid Sciences, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended		Period from Inception (May 21, 1999) to
	December 31,		December 31,		December 31,
(In thousands, except per share amounts)	2006	2005	2006	2005	2006
Grant Revenue	$21	$8	$59	$9	$100
Operating expenses:
Research and development (1)	1,828	1,887	7,559	7,170	59,807
Selling, general and administrative (2)	1,041	891	4,254	3,508	27,318
Total operating expenses	2,869	2,778	11,813	10,678	87,125
Operating loss	(2,848)	(2,770)	(11,754)	(10,669)	(87,025)
Interest and other income	164	165	577	455	4,160
Loss from continuing operations	(2,684)	(2,605)	(11,177)	(10,214)	(82,865)
Income tax benefit	—	—	—	—	8,004
Net loss from continuing operations	(2,684)	(2,605)	(11,177)	(10,214)	(74,861)
Discontinued operations:
Income from discontinued operations	—	—	—	—	582
Income tax expense	—	—	—	—	(179)
Income from discontinued operations - net	—	—	—	—	403
Net loss	$(2,684)	$(2,605)	$(11,177)	$(10,214)	$(74,458)

Loss per share — basic and diluted:
Net loss per share continuing operations	$(0.08)	$(0.10)	$(0.38)	$(0.40)
Income per share discontinued operations	$0.00	$0.00	$0.00	$0.00
Net loss per share	$(0.08)	$(0.10)	$(0.38)	$(0.40)

Weighted average number of common shares outstanding — basic and diluted	33,020	27,359	29,501	25,529
Non-cash stock option compensation expense/(income) included in operating expenses:
(1) Research and development	22	86	300	186
(2) Selling, general and administrative	111	—	562	—

Lipid Sciences, Inc.

(A Development Stage Company)

Consolidated Balance Sheets
December 31

(In thousands, except share amounts)	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$16,691	$1,752
Short-term investments	—	12,836
Prepaid expenses	273	355
Other current assets	79	18
Total current assets	17,043	14,961
Property and equipment	374	419
Long-term lease deposits	19	19
Total assets	$17,436	$15,399
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,511	$1,292
Accrued related party royalties	250	250
Accrued compensation	680	390
Total current liabilities	2,441	1,932
Deferred rent	16	9
Total liabilities	2,457	1,941

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized and issuable; no shares outstanding	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 37,120,139 and 27,359,267 shares issued and outstanding at December 31, 2006 and 2005, respectively	37	27
Additional paid-in capital	89,400	76,712
Deficit accumulated in the development stage	(74,458)	(63,281)
Total stockholders’ equity	14,979	13,458
Total liabilities and stockholders’ equity	$17,436	$15,399